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                                            HUTCHINSON TECHNOLOGY INCORPORATED
                                              STATEMENT REGARDING COMPUTATION
                                             OF PER SHARE EARNINGS - UNAUDITED
                                           (In thousands, except per share data)

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                                                        Thirteen Weeks Ended                 Thirty-Nine Weeks Ended
                                                  --------------------------------      --------------------------------
                                                      June 27,         June 28,             June 27,         June 28,
                                                        1999             1998                 1999             1998
                                                  ---------------  ---------------      ---------------  ---------------
NET INCOME (LOSS)                                       $(5,494)         $(9,250)              $19,787        $(35,149)
Plus:  interest expense on convertible
subordinated notes                                             -                -                7,233                -
Less:  additional profit sharing expense and tax
benefit reduction                                              -                -                2,091                -
                                                  ---------------  ---------------      ---------------  ---------------

NET INCOME (LOSS) AVAILABLE TO COMMON
SHAREHOLDERS:                                           $(5,494)         $(9,250)              $24,929        $(35,149)
                                                  ===============  ===============      ===============  ===============

Weighted average common
   shares outstanding                                     24,650           19,755               22,371           19,686

Dilutive effect of convertible
   subordinated notes                                          -                -                5,291                -

Dilutive effect of stock options
   outstanding after application of
   treasury stock method                                       -                -                  640                -
                                                  ---------------  ---------------      ---------------  ---------------
                                                          24,650           19,755               28,302           19,686
                                                  ===============  ===============      ===============  ===============

BASIC
NET INCOME (LOSS) PER SHARE                             $ (0.22)         $ (0.47)              $  0.88        $  (1.79)
                                                  ===============  ===============      ===============  ===============

DILUTED
NET INCOME (LOSS) PER SHARE                             $ (0.22)         $ (0.47)              $  0.88        $  (1.79)
                                                  ===============  ===============      ===============  ===============

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